Issuer Free Writing Prospectus Filed Pursuant to Rule 433
supplementing the
Preliminary Prospectus Supplement dated December 13, 2006
Registration No. 333-133925
Pricing Term Sheet

December 13, 2006

Issuer:	MGM MIRAGE

Size:	$750,000,000

Description:	Senior Notes

Maturity:	January 15, 2017

Coupon:	7.625%

Public Offering Price:	100% of face amount, plus accrued interest, if any

Net Proceeds:	$747,562,500 (before transaction expenses)

Yield:	7.625%

Interest Payment Dates:	January 15 and July 15 commencing July 15, 2007

Redemption Provisions:	Make-whole call at the Adjusted Treasury Rate plus 50 basis points

Settlement date:	December 21, 2006 (T+6)

CUSIP:	552953 BB 6

Ratings:	Ba2 by Moody’s Investors Service, Inc., BB by Standard & Poor’s Ratings Services

Bookrunners:	Barclays Capital, BNP PARIBAS, Wachovia Securities, UBS Investment Bank

Co-managers:	Citigroup, Commerzbank Corporates & Markets, Daiwa Securities America Inc., Deutsche Bank Securities, Jefferies & Company, JPMorgan, RBS Greenwich Capital

	Underwriter	Principal Amount
Allocation:	Barclays Capital Inc.	$120,000,000
	BNP Paribas Securities Corp.	120,000,000
	Wachovia Capital Markets, LLC	120,000,000
	UBS Securities LLC	120,000,000
	Greenwich Capital Markets, Inc.	60,000,000
	Citigroup Global Markets Inc.	45,000,000
	Deutsche Bank Securities Inc.	45,000,000
	J.P. Morgan Securities Inc.	45,000,000
	Commerzbank Capital Markets Corp.	30,000,000
	Daiwa Securities America Inc.	30,000,000
	Jefferies & Company, Inc.	15,000,000
	Total	$750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Barclays Capital Inc., an underwriter, will arrange to send you the prospectus if you request it by calling toll free 888-227-2275 Ext. 5576.